EXHIBIT 99.2

EXECUTION VERSION

AMENDMENT TO THE CONTRIBUTION AGREEMENT

This AMENDMENT TO THE CONTRIBUTION AGREEMENT (this “Amendment”) is made and entered into as of November 25, 2013, by and among Yongye International Limited, an exempted company incorporated in the Cayman Islands with limited liability (“Parent”), Full Alliance International Limited, a British Virgin Islands company and a direct parent entity of Parent (“Holdco”), and certain stockholders of Yongye International, Inc., a Nevada corporation (the “Company”), listed on Schedule A (each, a “Rollover Holder” and collectively, the “Rollover Holders”).  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the contribution agreement entered into among Parent, Holdco and the Rollover Holders on September 23, 2013 (the "Contribution Agreement")

RECITALS

WHEREAS, Holdco, Parent and Rollover Holders intend to correct the number of shares in Holdco to be owned by MSPEA Agriculture Holding Limited after the Merger.

AMENDMENT

NOW, THEREFORE, pursuant to Section 13 of the Contribution Agreement, Holdco, Parent and Rollover Holders hereby agree as follows:

1.           Replacement of Schedule A.  The Schedule A of the Contribution Agreement shall be replaced in its entirety by the Schedule A hereof.

2.           No Modification of Any Other Provision. Except for the Schedule A of the Contribution Agreement, no provision or any other part of the Contribution Agreement is amended, altered, supplemented or otherwise modified and shall remain in full force and effect.

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IN WITNESS WHEREOF, Parent, Holdco and the Rollover Holders have caused to be executed or executed this Amendment as of the date first written above.

YONGYE INTERNATIONAL LIMITED

By:	/s/ Zishen Wu
Name:	Zishen Wu
Title:	Director

FULL ALLIANCE INTERNATIONAL LIMITED

By:	/s/ Xingmei Zhong
Name:	Xingmei Zhong
Title:	Director

[Signature Page to Amendment to the Contribution Agreement]

Rollover Holders:

MR. ZISHEN WU

/s/ Mr. Zishen Wu

[Signature Page to Amendment to the Contribution Agreement]

PROSPER SINO DEVELOPMENT LIMITED

By:	/s/ Miss CHIU Soo Ching, Katherine
Name:	Miss CHIU Soo Ching, Katherine, representing INB Holdings Limited
Title:	Director

[Signature Page to Amendment to the Contribution Agreement]

MSPEA AGRICULTURE HOLDING LIMITED

By:	/s/ Samantha Jennifer Cooper
Name:	Samantha Jennifer Cooper
Title:	Director

[Signature Page to Amendment to the Contribution Agreement]

Schedule A

Stockholder Name	Address Facsimile	Shares	Holdco Shares
Full Alliance International Limited	Rm 1701 Wing Tuck Commercial Centre, 183 Wing Lok Street, Sheung Wan, Hong Kong Attention: Xingmei Zhong Facsimile: +852 2572 1926	7,657,704 common shares	N/A
Mr. Zishen Wu	Suite 608, Xueyuan International Tower No. 1 Zhichun Road Haidian District Beijing, China 100083 Facsimile: +86 10 8231-1797	555,000 common shares	555,000 ordinary shares
Prosper Sino Development Limited	c/o 3806 Central Plaza 18 Harbour Road Wanchai Hong Kong Attention: Ms LAU Lai Sze Facsimile: +852 2802 7733	2,030,000 common shares	option to purchase 2,030,000 ordinary shares
MSPEA Agriculture Holding Limited	Level 40, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong Attention: Tao Sun Facsimile: +852 3407 5566	6,505,113 Series A convertible preferred shares, plus 2,128,043 common shares	11,017,908 preferred shares1

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1
Assuming December 31, 2013 as the effective time of the  Merger.  Numbers subject to adjustments based upon accrual of payment-in-kind dividends upon preferred shares owned by MSPEA to the actual effective time of the Merger.